     As filed with the Securities and Exchange Commission on March 21, 2008

Registration No. 333-146859

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

____________________________

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

FERO INDUSTRIES, INC.

(Name of small business issuer in its charter)

Colorado                                                             7389                                     01-0884561

(State or other Jurisdiction                                (Primary Standard Industrial                          (I.R.S. Employer

of Incorporation or                                             Classification Code Number)                         Identification No.)

Organization)

17 Reeves Crescent

                                                          Red Deer, AB, Canada  T4P 2Z4

(403) 827-7936

 (Address and telephone number of principal executive offices and principal place of business)

Kyle Schlosser, Chief Executive Officer & President

Fero Industries, Inc.

17 Reeves Crescent

                                                          Red Deer, AB, Canada  T4P 2Z4

(403) 827-7936

 (Name, address and telephone number of agent for service)

Copies to:

Marc Ross, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Flr.

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2.86
Printing and engraving expenses	$500.00
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	0.00
Total	$20,002.86

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our directors and officers are indemnified to the fullest extent as provided by the Colorado Revised Statutes and our Bylaws. Our Articles of Incorporation provide that no officer or director shall have any personal liability to the company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided however liability shall not be eliminated or limited for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the payment of dividends in violation of the Colorado Revised Statutes. Our Bylaws provide that we shall be authorized to pay or reimburse any present or former director or officer of any costs or expenses actually and necessarily incurred by that officer in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On December 11, 2000 we issued 600,000 shares of our common stock to our President and Chief Executive Officer, Kyle Schlosser at a deemed price of $0.001 per share or $600 in return for his time effort and expense of forming the company and keeping it in good standing. These shares were issued pursuant to the exemption provided by Regulation 4(2) and Regulation S of the Securities Act of 1933.

On December 28, 2006 we issued 500,000 shares of our common stock to our Secretary/Treasurer and Chief Financial Officer, Leigh-Ann Squire at a deemed price of $0.001 per share or $500 in return for his agreement to join our Board of Directors, become an officer of the registrant and his agreement to provide the computer and internet expertise in constructing our websites and providing the server for operation of the sites, at no charge. These shares were issued in reliance on the exemption provided by Section 4(2), Rule 506 and Regulation S of the Act.

On April 20, 2007 we issued 500,000 shares of our common stock to Mr. Jerry Capehart of Grand Prairie, Texas at a deemed price of $0.001 per share or $500 as partial payment for seventeen domain names relating to the oil and gas industry.

On April 30, 2007 we issued 3,100,000 shares of our common stock to thirty-one (31) non-US persons at a price of $0.01 per share. These shares were issued in reliance on the exemption provided by Regulation S promulgated under the Securities Act of 1933, as amended.

On May 10, 2007 we issued 400,000 shares of our common stock to three US individuals. These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

* No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 16. EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1	Certificate of Incorporation.*

3.2	By-Laws. *

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Asset Option and Purchase Agreement, dated April 20, 2007 by and between Jerry Capehart and Fero Industries, Inc.*

10.2	Form of Subscription Agreement*

23.1	Consent of Madsen Bros & Associates

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)*

* Previously Filed

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Red Deer, AB, Canada, on March 21, 2008.

FERO INDUSTRIES, INC.

By:

/s/ Kyle Schlosser

Kyle Schlosser

President, Chief Executive Officer, and Director (Principal Executive Officer)

By:

/s/ Leigh-Ann Squire

Leigh-Ann Squire

Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE

/s/ Kyle Schlosser Kyle Schlosseer	President, Chief Executive Officer, Secretary, Treasurer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	March 21, 2008
/s/ Leigh-Ann Squire Leigh-Ann Squire	Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer)	March 21, 2008